Exhibit 99.1
NEWS RELEASE
For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR FILES 10-Q FOR THIRD QUARTER 2013 AND AMENDS FINANCIAL RESULTS

HILLSBORO, OR - November 5, 2013 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today filed its Form 10-Q for the third quarter ended September 28, 2013 with the U.S. Securities and Exchange Commission. In connection with this filing, Lattice has amended its third quarter results, which were originally reported on October 24, 2013. The tables below detail the amendments, including gross margin and net income (loss) per share increasing to 53.2% and $0.08 per basic and diluted share, respectively, for the three months ended September 28, 2013, compared to 52.4% and $0.07 per basic and diluted share, respectively, as originally reported on October 24, 2013.

As reported on October 24, 2013:

	Three Months Ended September 28, 2013	Nine Months Ended September 28, 2013
Cost of Products Sold	$41,463	$114,050
Gross Margin %	52.4%	53.1%
Income (loss) from operations	$8,230	$17,886
Income (loss) before income taxes	$8,576	$18,126
Net Income (loss)	$8,159	$15,059
Net Income (loss) per share:
Basic	$0.07	$0.13
Diluted	$0.07	$0.13

As Amended:

	Three Months Ended September 28, 2013	Nine Months Ended September 28, 2013
Cost of Products Sold	$40,778	$113,365
Gross Margin %	53.2%	53.3%
Income (loss) from operations	$8,915	$18,571
Income (loss) before income taxes	$9,216	$18,811
Net Income (loss)	$8,844	$15,744
Net Income (loss) per share:
Basic	$0.08	$0.14
Diluted	$0.08	$0.13

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the World's leading provider of ultra-low-power programmable IC solutions for makers of smartphones, mobile handheld devices, small-cell networking equipment, industrial control, automotive infotainment, and much more. With more than 1 billion units sold over the past 10 years, Lattice ships more FPGAs, CPLDs and Power Management solutions than any other programmable solutions vendor. For more information, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

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